SHOPPING CENTERS PURCHASE AGREEMENT

THIS SHOPPING CENTERS PURCHASE AGREEMENT (“Agreement”) is made as of the Effective Date (as defined below) by and between STAUNTON PLAZA, LLC, a Virginia limited liability company (“Staunton Seller”), and WAYNESBORO PLAZA, LLC, a Virginia limited liability company (“Waynesboro Seller;” the Staunton Seller and the Waynesboro Seller are collectively, referred to herein as “Sellers” and individually as a “Seller”), and THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company (“Purchaser”).

R E C I T A L S:

A.Staunton Seller owns certain real estate described on Exhibit A-1 attached hereto and the shopping center thereon known as Staunton Plaza Shopping Center and the other improvements thereon located in Staunton, Virginia (such real estate, shopping center and improvements are herein referred to collectively as the “Staunton Real Property”), which together with all appurtenant hereditaments, tenements, easements, rights, leases, rents, profits and issues is referred to collectively herein as the “Staunton Property.”

B.Waynesboro Seller owns certain real estate described on Exhibit A-2 attached hereto and the shopping center thereon known as Waynesboro Plaza Shopping Center and the other improvements thereon located in Staunton, Virginia (such real estate, shopping center and improvements are herein referred to collectively as the “Waynesboro Real Property;” the Staunton Real Property and the Waynesboro Real Property are herein referred to collectively as the “Real Properties” and individually as the “Real Property”), which together with all appurtenant hereditaments, tenements, easements, rights, leases, rents, profits and issues is referred to collectively herein as the “Waynesboro Property.” The Staunton Property and the Waynesboro Property are herein referred to collectively as the “Properties” or individually as a “Property,” as the context requires.

C.Sellers have agreed to sell and Purchaser has agreed to purchase the Properties in accordance with and subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1.	Basic Provisions
The following words and phrases are defined for subsequent use in this Agreement:
1.Intentionally omitted.
2.Closing.    The consummation of the transaction contemplated by this Agreement which shall occur, if at all, on a mutually agreeable date (the “Closing Date”) within 15 days after the Loan Assumption Condition (defined below) has been satisfied, provided that all other Conditions (defined below) have likewise been satisfied or waived in writing by Purchaser.
3.Commitments.        Commitments for ALTA 2006 owner’s policies of title insurance with respect to the Staunton Real Property and with respect to the Waynesboro Real Property, respectively, in the aggregate amount of the Purchase Price allocated between the two Real Properties as indicated on Exhibit 1.3 attached hereto and incorporated herein by reference, committing the Title Company to insure Purchaser as the fee simple owner of the Real Properties, without standard exceptions and subject only to the Permitted Exceptions (defined below).

4.Conditions.    The conditions precedent to Purchaser’s obligation to purchase the Properties, which conditions are as follows:
(i)    Physical/Financial Review Condition.    Purchaser’s satisfaction in its sole and absolute discretion, with all physical aspects of the Real Properties, including, but not limited to, their environmental condition, structural condition, the condition of the roofs and the HVAC systems and the condition of all parking, drive, walkway and landscaped areas and off-site improvements, if any, appurtenant thereto and Purchaser’s satisfaction, in its sole and absolute discretion, with the revenue generated or to be generated from the Properties and the expenses incurred and to be incurred in the operation and maintenance of the Real Properties.

(ii)    Loan Assumption Condition. (A) Approval by the Servicer (as defined below) (and/or such other entity or entities which is or are required to approve ) of (1) the sale of the Properties to Purchaser subject to the First Mortgage Loans, (2) such changes and modifications to the documents evidencing and securing the First Mortgage Loans as Purchaser shall reasonably require, which changes and modifications shall be consistent with such changes and modifications that Purchaser's affiliate obtained from the Servicer in connection with its assumption of a loan on Collington Plaza in Bowie, Maryland and (3) a substitute guarantor affiliated with Purchaser to guaranty the so-called non-recourse carveouts with respect to each such First Mortgage Loan, such approval to be on the terms and conditions set forth in the documents evidencing and securing the First Mortgage Loans, and (B) agreement by the Servicer (and/or such other entity or entities which is or are required to approve) and Purchaser on the form and content of such documents, instruments and agreements as are required in order to document the foregoing approvals and which will be executed and delivered at Closing.

(iii)    Intentionally Deleted.
(iv)    Estoppel Condition.    (A) Sellers providing to Purchaser estoppel letters from the Major Tenant of each of the Real Properties and from tenants of 70% of the balance of the leased area of each of the Real Properties (collectively, the “Required Tenant Estoppels”), same to be on the form attached hereto as Exhibit 1.4(iv) (which is the form previously delivered by the Major Tenant and accepted by Lender for the Staunton Property) and incorporated herein by reference (or on such form as provided by the Major Tenant or the forms otherwise required under the applicable tenant Lease (defined below)); and (B) Sellers providing Purchaser estoppel letters (acceptable to Purchaser in its reasonable discretion) from each party to any reciprocal easement agreement or declaration of covenants or the like binding on each of the Real Properties and property adjacent thereto, same to be in the forms called for under any such easement agreement or declaration or, if no form is called for therein, in a form reasonably satisfactory to Purchaser. Estoppel letters that (1) are dated not more than forty-five (45) days prior to the Closing Date, (2) have all blanks completed or marked not applicable, as appropriate, (3) have all exhibits completed and attached, as applicable, and (4) do not indicate (x) any material discrepancy from the applicable Rent Roll (as defined below) or (y) any adverse claim or landlord default shall deemed acceptable to Purchaser.
(v)    Absence of a Material Adverse Change.    The absence as of Closing of a Material Adverse Change (defined below).
(vi)    Truth of the Representations.        That the Representations (defined below) are true, accurate and complete in all material respects as of Closing.
5.Contracts.    All of those contracts between each Seller and/or its manager, on the one hand, and service and/or materials providers, on the other hand, which contracts relate to the operation and maintenance of their respective Real Properties and all of which are identified on Exhibit 1.5 attached hereto and incorporated herein by reference.

6.Deposit.    $500,000.00 initially; to be increased by the deposit of an additional $500,000.00 if Purchaser gives notice of satisfaction with the Physical/Financial Review Condition, as provided below.
7.Effective Date.    The date on which Purchaser receives from Sellers one fully executed copy of this Agreement, as such date is indicated below.
8.First Mortgage Loans.        A certain first mortgage loan encumbering the Staunton Property originated by Wells Fargo Bank, National Association (“Lender”) and a first mortgage loan encumbering the Waynesboro Property originated by Lender.
9.Lease or Leases.    As the context dictates, individually or collectively, a lease, license, or other written permission to occupy the either of the Real Properties.
10.Major Tenant.        Giant Food Stores, LLC c/b/a Martin’s Foods, as to both Real Properties.
11.Material Adverse Change.    The announcement by the Major Tenant that it shall be closing its store from either of the Real Properties, that it intends to close its store from either of the Real Properties and/or that it has or intends to file for bankruptcy protection from its creditors.
12.Permitted Exceptions.        The encumbrances or exceptions to title shown in each of the Commitments to which Purchaser does not timely object pursuant to the terms hereof or which are otherwise allowed pursuant to this Agreement, or which with Purchaser’s consent are waived and accepted or deemed waived or accepted pursuant to the terms hereof, or which are insured over, and expressly excluding (i) the “standard” exceptions that may be removed by the Title Company based on a standard title affidavit from Sellers, (ii) any exceptions evidencing or securing liquidated amounts arising through Seller, such as, but not limited to, mortgage financing (except the First Mortgage Loans) and/or construction, mechanics’ or other liens, and (iii) taxes and assessments with respect to Sellers and/or the Real Properties which are past due as of Closing, none of which shall be deemed Permitted Exceptions hereunder. Permitted Exceptions shall include the first mortgages, deeds of trust or deeds to secure debt, as applicable, encumbering the Real Properties securing the First Mortgage Loans, the same to be subject to the loan assumptions contemplated herein.
13.Personal Property.    Those items, if any, listed on Exhibit 1.13 attached hereto and incorporated herein by reference, located upon the Real Properties and/or used in connection therewith and owned by Sellers.
14.Purchase Price.        $34,000,000.00.
15.Rent Rolls.    The rent rolls as to each of the Properties attached hereto as Exhibit 1.15 and incorporated herein by reference.

16.Representations.    The representations and warranties of Sellers set forth in Section 6 below.
17.Seller Debts.        The debts, liabilities, taxes, obligations and claims for which the Sellers alone are liable and shall include (i) all payments and benefits to past and/or present employees of the Sellers in connection with the business being conducted on or from the Real Properties as may have accrued through Closing, (including, but not limited to, salaries, wages, commissions, bonuses, vacation pay, health and welfare contributions, pensions, profit sharing, severance or termination pay, or any other form of compensation or fringe benefit), (ii) obligations of the Sellers under any Leases or occupancy agreements accruing prior to Closing, unless specifically assumed by Purchaser, and (iii) obligations of the Sellers under the Contracts; provided, however, the same shall not include the obligations and liabilities under the First Mortgage Loans to accrue from and after Closing.
18.Sellers’ Due Diligence Documents.    All of the documents and other instruments listed as delivered in the schedule attached hereto as Exhibit 1.18 and incorporated herein by reference.
19.Intentionally Deleted.
20.Servicer.    Wells Fargo             .

21.Time Periods for Inspection and Loan Assumption.
(i)    Inspection Period.    The period commencing on the Effective Date, and concluding at 11:59 p.m. eastern time thirty (30) days thereafter, subject to extension as provided in Section 3 below. Notwithstanding the foregoing, to the extent the Inspection Period would otherwise commence on a Friday, the same shall, for purposes of calculation of the expiration of the Inspection Period, be deemed to have commenced on the next succeeding business day.

(ii)    Assumption Period.    The period commencing on the date one day after the conclusion of the Inspection Period provided that Purchaser shall have notified Sellers of its satisfaction or waiver with the Physical/Financial Review Condition, and concluding at 11:59 p.m. eastern time one hundred twenty (120) days thereafter, provided, however, Purchaser shall have the right, upon notice thereof to Sellers on or before conclusion of the original Assumption Period, to extend the same for two additional periods of thirty (30) days each, provided that the Loan Assumption Condition has not then been satisfied.

22.Title Company.    Fidelity National Title Group, Attn: Linda Hart.

2.	Purchase And Sale; Deposit
Subject to the terms and conditions herein, Sellers agree to sell and Purchaser agrees to purchase the Properties for the Purchase Price. Within five business days after the Effective Date, Purchaser shall deposit the initial $500,000.00 portion of the Deposit in escrow with the Title Company. In the event Purchaser shall timely notify Sellers of its satisfaction with the Physical/Financial Review Condition, as provided in Section 3 below, then, the Deposit shall be non-refundable, except as otherwise expressly set forth herein, and within one (1) business day thereafter, Purchaser shall deposit an additional $500,000.00 (the “Additional Deposit”) in escrow with the Title Company, the same to be deemed a portion of the Deposit. Upon delivery to the Title Company, the Additional Deposit shall also be non-refundable, except as otherwise set forth herein. If Purchaser fails to timely deposit the Additional Deposit with the Title Company, this Agreement shall automatically terminate, the Title Company shall return the Deposit to Purchaser and the parties hereto shall have no further rights or obligations hereunder except for those that expressly survive termination of this Agreement. In the event of Closing, the Deposit shall be delivered to Sellers and shall be applied as a credit against the Purchase Price. At Purchaser’s option, the Deposit shall be held in an interest bearing account with a federally insured financial institution reasonably acceptable to Purchaser and all interest earned thereon shall be deemed to be a portion of the Deposit. If this Agreement is terminated, the Deposit shall be refunded to Purchaser or delivered to Sellers as provided for below. Notwithstanding any provision herein to the contrary calling for the return of the Deposit to Purchaser upon the termination of this Agreement, the parties have agreed that (i) the sum of $100.00 out of the Deposit is independent of any other consideration provided hereunder, shall be deemed fully earned by Sellers upon the Effective Date, and is not refundable to Purchaser under any circumstances, and (ii) if this Agreement is terminated for any reason by either party, such independent consideration shall be paid to Sellers.

3.	Inspection of Properties; Conditions
1.Conditions.    Purchaser’s obligation to purchase the Properties is expressly conditioned upon Purchaser’s satisfaction with or waiver in writing of each of the Conditions on or before the dates specified herein with respect to satisfaction of each condition. Purchaser shall pay all costs associated with the Physical/Financial Review Condition. Purchaser shall pay the premiums for the owner’s policies of title insurance to be issued pursuant to the Commitments. Seller shall pay the costs, if any, incurred by Sellers in satisfying the Estoppel Condition. Purchaser shall pay all application and other costs associated with the assumption of the First Mortgage Loans including, but not limited to, loan assumption and application fees, Servicer’s legal fees and costs and title insurance endorsement costs and surveying costs associated therewith.

2.Sellers’ Documents.    Purchaser acknowledges that, prior to the Effective Date, Sellers have delivered to Purchaser Sellers’ Due Diligence Documents. During the term of this Agreement, within two (2) business days after receipt of written request from Purchaser, Sellers shall make available to Purchaser for Purchaser’s review and copying at Sellers office, all other non-proprietary information, documents, books and records related to the Properties in the possession of Sellers. Sellers hereby disclaim any warranty as to the accuracy of any information, reports or documents related to the Properties, which were generated by third parties. Purchaser acknowledges that any information relating to Sellers or the Properties, including, without limitation, Sellers’ Due Diligence Documents, that is disclosed to Purchaser by Sellers is confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties. Purchaser shall not use Sellers’ Due Diligence Documents for any purpose other than in determining the feasibility of purchasing the Properties. Purchaser shall not disclose any such information to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Properties, Purchaser’s investors, partners, members, managers, employees, and Lender, and who have been advised to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”), or as required by applicable legal requirements. Purchaser shall not divulge the contents of the information received or obtained by Purchaser in connection with this Agreement except in strict accordance with the confidentiality standards set forth in this Section 3.2, and Purchaser shall disclose to Sellers the findings of any environmental reports obtained by Purchaser and relating to the Properties only upon written request from Sellers. In permitting Purchaser to review any information pursuant to this Agreement, Sellers have not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. The confidentiality provisions of this Section 3.2 shall survive the termination of this Agreement.
3.Investigations.         During the Inspection Period Purchaser may make such investigations as it shall deem relevant in order to satisfy the Conditions. Such investigations may be conducted by Purchaser or its designees, including lawyers, engineers, accountants, architects, agents or employees. Purchaser’s rights to enter upon the Properties during the Inspection Period shall be subject to the following terms and conditions: (i) Purchaser must give Sellers not less than twenty-four (24) hours' prior notice of any entry onto the Properties, following which, Sellers and Purchaser shall mutually agree upon a time for such entry and Sellers shall have the right to have a representative present during any such entry; (ii) Purchaser shall not conduct any intrusive inspection or test without Sellers’ prior written consent (which consent may be given, withheld or conditioned in Sellers’ sole discretion); and (iii) all such tests shall be conducted by Purchaser in compliance with Purchaser's responsibilities set forth in this Section 3.3. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of this Section 3.3, Purchaser or Purchaser’s representatives may meet with tenants of the Properties; provided, however, Purchaser must contact Sellers at least twenty-four (24) hours in advance to schedule any meeting with a tenant, and Sellers shall have the opportunity to attend any such meeting if Sellers desire. Subject to the provisions of this Section 3.3, Purchaser or Purchaser’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Sellers at least twenty-four (24) hours in advance to inform Sellers of Purchaser’s intended meeting and to allow Sellers the opportunity to attend such meeting if Sellers desire. Prior to entering the Properties, Purchaser must deliver a certificate of insurance to Sellers evidencing that Purchaser and its contractors, agents and representatives have in place commercial general liability insurance from an insurer authorized to do business in the Commonwealth of Virginia, which is reasonably acceptable to Seller and protecting Seller from claims for property damage, bodily injury or death in single limit amount of not less than $1,000,000 and workers compensation insurance in statutorily required amounts. Purchaser’s policy of commercial general liability insurance shall name Sellers as additional insureds and shall provide that at least fifteen (15) days’ notice of termination, cancellation, modification or lapse of coverage shall be given to Sellers. In conducting any inspections, investigations or tests of the Property and/or Property information supplied to Purchaser by Sellers, including, without limitation, Sellers’ Due Diligence Documents, Purchaser and its agents and representatives shall: (i) not disturb the tenants of the Properties or unreasonably interfere with their use of the Properties pursuant to their respective Leases; (ii) not unreasonably interfere with the operation and maintenance of the Properties; (iii) not damage any part of the Properties or any personal property owned or held by any tenant of the Properties or any third party; (iv) not injure or otherwise cause bodily harm to Sellers or their agents, guests, invitees, contractors and employees or any tenants of the Properties or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Properties; (vii) not permit any liens to attach to the Properties by reason of the exercise of its rights hereunder; (viii) repair any damage to the Properties resulting from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Properties, including, without limitation, the Sellers’ Due Diligence Documents, to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 3.2 above, or except as may be otherwise required by law. Purchaser shall indemnify and hold harmless Sellers against any claim, action, damage, loss, liability, or expense resulting from Purchaser’s entry upon the Real Properties and/or the performance by Purchaser of its due diligence activities. The foregoing indemnity shall survive the termination of this Agreement and the Closing, as applicable. Purchaser shall restore any damage caused to the Real Properties by Purchaser’s entry to substantially the condition existing immediately prior to such entry. The provisions of the foregoing sentence shall survive the termination of this Agreement.
4.Notice of Satisfaction.        Purchaser shall have the right, at any time prior to the end of the Inspection Period, in its sole discretion, to notify Sellers: (i) that Purchaser is satisfied with or waives satisfaction of the Physical/Financial Review Condition, and, in the event of such notice, the parties shall proceed to Closing, subject to satisfaction or waiver of the balance of the Conditions; or (ii) of Purchaser’s termination of this Agreement, in which event this Agreement shall be of no further force or effect, the Deposit shall be returned to Purchaser, and neither party shall have any further liability or obligation hereunder, except for those that expressly survive termination of this Agreement. If Purchaser fails to give either of such notices prior to the expiration of the Inspection Period, this Agreement shall be deemed to have terminated automatically and, in such event this Agreement shall be of no further force or effect, the Deposit shall be returned to Purchaser, and neither party shall have any further liability or obligation hereunder, except for those that expressly survive termination of this Agreement.
5.Estoppel Condition.    Sellers shall use commercially reasonable efforts to satisfy the Estoppel Condition. Drafts of all estoppel letters shall be prepared by the Sellers and, before delivery to the tenants, furnished to Purchaser, for its review and approval, on or before the date forty-five (45) days prior to the anticipated date of Closing, such approval not to be unreasonably withheld and to be granted or denied within three (3) business days after receipt thereof, failing of which the same shall be deemed approved by Purchaser for delivery to the tenants. If Purchaser does not approve the draft estoppel letters, Purchaser shall notify Seller in writing the corrections or changes required for any estoppel letter to be approved by Purchaser within three (3) business days of Seller’s submission of such draft estoppel letters. Notwithstanding the foregoing, Purchaser shall have the right but not the obligation to seek to satisfy the Estoppel Condition for and on behalf of Sellers and Sellers shall cooperate with Purchaser in connection therewith. In the event that the Estoppel Condition has not been satisfied on or before the date that is two (2) business days before the date set for Closing, then Purchaser shall have the right to terminate this Agreement, upon notice to Sellers. If Purchaser terminates the Agreement pursuant to this Section, the Deposit shall be returned to Purchaser, and neither party shall have any further liability or obligation hereunder, except for those that expressly survive termination of this Agreement.
6.Survey and Title.    Purchaser, at its sole cost and expense, shall obtain the Commitments and surveys of the Real Properties. Purchaser shall have the right, prior to the end of the Inspection Period, to notify Sellers of any objections to the state of title to the Real Properties and/or objections to items shown on the surveys (collectively, “Title and Survey Objections”). Within five (5) days after receipt of written notice of any Title and Survey Objections, Sellers shall deliver written notice to Purchaser specifying whether Sellers are willing to remedy any of the Title and Survey Objections. If Sellers fail to deliver such notice within five (5) days after receipt of written notice of Purchaser’s Title and Survey Objections, Sellers shall be deemed to have elected not to remedy Purchaser’s Title and Survey Objections. Within 5 days after receipt of Sellers’ response to Purchaser’s Title and Survey Objections, or if Sellers fail to respond timely to Purchaser’s Title and Survey Objections, within five (5) days after the end of Sellers’ five (5) day period to respond to Purchaser’s Title and Survey Objections, Purchaser shall elect whether to (i) terminate this Agreement or (ii) waive any Title and Survey Objections that Sellers have not expressly agreed to remedy, without reduction in the Purchase Price, and proceed to Closing in accordance with the terms of this Agreement. If Purchaser does not timely make such election, Purchaser shall be deemed to have elected (ii) above. Any Title and Survey Objections that Purchaser waives or is deemed to have waived shall be deemed to Permitted Exceptions. Additionally, if Purchaser does not timely object to any matters appearing in the Commitments or on the surveys, such matters shall be deemed Permitted Exceptions. If Purchaser elects to terminate this Agreement pursuant to (i) above, the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder, except for those that expressly survive termination of this Agreement. If there are any liens or encumbrances against the Real Properties securing liquidated amounts (other than the First Mortgage Loans) and which arose through Sellers, Sellers shall pay and discharge the same at or before Closing. Purchaser shall have the right to update the Commitments and/or the surveys at any time after the end of the Inspection Period, and Purchaser shall have the right to object to any matters that appear in the Commitments or on the surveys that did not previously appear in the Commitments or on the surveys. Any such new objections shall be deemed Title and Survey Objections and shall be treated in the same manner as Purchaser’s original Title and Survey Objections.
7.    Intentionally Deleted.
8.    Loan Assumption Process.    Sellers shall obtain for Purchaser all necessary applications and materials from the Servicer for Purchaser to make application to the Servicer for the assumption of the First Mortgage Loans. Provided that the same are timely delivered to Purchaser, on or before the commencement of the Assumption Period, Purchaser shall, to the extent it has not theretofore terminated this Agreement, complete and submit the same to the Servicer. In the event that Purchaser shall have timely notified Sellers of its satisfaction or waiver with the Physical/Financial Review Condition, then, during the Assumption Period, Purchaser will use good faith efforts, in cooperation with Sellers who shall likewise use good faith efforts, to obtain the written approval of the Servicer necessary to satisfy the Loan Assumption Condition. To the extent that the Servicer shall only agree to issue its approval to such assumption on the condition that various terms and conditions in the documents evidencing and securing the First Mortgage Loans be modified, then, Purchaser shall have the right to accept or reject such approval in its reasonable discretion. In the event such approval is not obtained on or prior to the conclusion of the Assumption Period, as the same may be extended as provided above, then, thereafter, until such approval is so obtained, either party shall have the right, on notice to the other, to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall thereafter have any further liability or obligation hereunder, except for those that expressly survive termination of this Agreement. In the event that in connection with the approval by the Servicer of the assumption of the First Mortgage Loans by Purchaser, the Servicer requires Purchaser to assume all obligations of the loan and security documents evidencing and securing the First Mortgage Loan from its inception, as distinguished from such obligations accruing from and after Closing, then, Sellers and their affiliate __________________________ [INSERT NAME OF COLLECTIBLE ENTITY OR PERSON AFFILIATED WITH SELLER] shall, at Closing, in an indemnity agreement reasonably acceptable to Purchaser, indemnify, defend and hold harmless Purchaser and its affiliate that shall guaranty any non-recourse carve outs of and from any such obligations under such loan and security documents accruing prior to Closing.

4.	Current Operations; covenants
1.Leasing.    From the Effective Date until the end of the Inspection Period, Sellers may enter into, amend, modify and/or terminate any Lease, provided that Sellers promptly deliver a copy of any new Lease, amendment to or modification of any Lease or any termination of a Lease to Purchaser, provided that if Sellers deliver a new Lease, amendment to or modification of any Lease or termination of a Lease to Purchaser within three (3) business days before the end of the Inspection Period, then the Inspection Period shall be extended for three (3) business days to permit Purchaser sufficient time to evaluate such new Lease, amendment to or modification of any Lease or termination of a Lease. From the end of the Inspection Period until the Closing or earlier termination of this Agreement Sellers shall not (i) enter into, modify, or terminate any lease, agreement and/or contract affecting the Properties, or (ii) permit any Lease to terminate or be terminated, without Purchaser’s consent, which consent shall not be unreasonably withheld or delayed. No rents or deposits with respect to the Properties on the Closing date will be held by Sellers, except security deposits and prepaid rents for the current month. Sellers represent and warrant that, as of the Closing Date, except for commissions that may be due in connection with renewals of the Leases after the Closing Date, no commissions or other fees will be payable to any person or entity on the rentals collected or to be collected under the Leases.
2.Operations.    Subject to Sellers’ rights in Section 4.1 above, from the Effective Date until the Closing or earlier termination of this Agreement, Sellers shall conduct the business of the Properties in the ordinary course, and will not: (i) transfer or convey the Properties or any interest in Sellers, or enter into any agreement to do so; (ii) create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Properties after the Closing or Sellers’ ability to comply with this Agreement; (iii) enter into any contracts or commitments regarding the Properties that would survive the Closing; (iv) fail to maintain and repair the Properties in at least the manner that Sellers have done previously; (v) change Sellers’ existing policies of public liability and hazard and extended coverage insurance insuring the Properties; and/or (vi) terminate any tax appeals, condemnation awards proceedings, insurance settlement negotiations or proceedings, zoning changes, public roadway and/or traffic realignment negotiations with public authorities or the like, and/or storm water management agreements, and the like benefiting the Properties.
3.    Current Communications.    Sellers shall promptly deliver to Purchaser copies of any written communications (including e-mails, letters, invoices and the like) sent by Sellers to, or received by Sellers from, any tenants of the Properties or service or materials providers to the Properties sent or received from and after the Effective Date up through the Closing.
4.    First Mortgage Loans.        Sellers will notify Purchaser, within one business day after receipt, of any notice of default received by Sellers under any of the documents evidencing and securing the First Mortgage Loan or of any act or omission of which it becomes aware that would be a default with the receipt of notice or the passage of time under such documents. During the pendency of this Agreement, Sellers shall timely comply with and perform each and every one of its obligations under the documents evidencing and securing the First Mortgage Loan.

5.	Closing
1.Condition to Closing. The Closing shall occur on the date set for Closing in Section 1.2 above. The Closing shall occur through the offices of the Title Company in its capacity as escrow agent. Notwithstanding anything herein contained to the contrary, in the event that there has been any Material Adverse Change during the period between the date Purchaser notified Sellers of its satisfaction with the Physical/Financial Review Condition and the date of Closing, and/or in the event that any of the other Conditions shall not have been satisfied or deemed satisfied on or before the earlier to occur of (i) the date upon which any such Conditions are required to have been satisfied pursuant to the terms of this Agreement or (ii) the Closing, Purchaser shall have the right, upon notice thereof to Sellers on or prior to Closing, to terminate this Agreement and thereupon to receive an immediate refund of the Deposit and neither party shall thereafter have any further liability or obligation hereunder except for such liabilities and obligations that are expressly stated herein to survive termination of this Agreement.

2.Purchaser’s Deliveries. At the Closing, Purchaser shall:
(i)Cause to be delivered to Sellers, via federal wire transfer of funds the Purchase Price, as adjusted by the adjustments set forth below.

(ii)Execute and deliver to Sellers the assignments of leases and other occupancy agreements in the form of Exhibit 5.3(ii) attached hereto and incorporated herein by reference.

(iii)Execute and deliver to Servicer the loan assumption documentation to evidence Purchaser’s assumption of the First Mortgage Loans on and subject to the terms and conditions hereof.

(iv)Execute and deliver to Sellers a so-called “bring down” certificate advancing the effective date of the representations made by Purchaser herein.

3.    Sellers’ Deliveries. At the Closing (or as otherwise indicated below), Sellers shall execute and/or deliver to Purchaser, the Title Company and Servicer, as applicable, the following:
(i)Deeds to the Real Properties in the form of Exhibit 5.3(i) attached hereto and incorporated herein by reference, each being subject only to the Permitted Exceptions applicable to the respective Real Property, and any required real estate transfer tax/documentary/deed tax affidavits and applications and the like, conveying title to the Real Properties to Purchaser based on the legal descriptions attached hereto as Exhibits A-1 and A-2.

(ii)    Quitclaim deeds, if requested by Purchaser and in the event that the surveyed legal descriptions of the respective Real Properties differ from the legal descriptions that vested title to the Real Properties in Sellers, quitclaiming title to the Real Properties to Purchaser based on the respective surveyed legal descriptions of the Real Properties;

(iii)    Assignments of leases and other occupancy agreements as to both of the Real Properties in the form of the same set forth on Exhibit 5.3(ii) attached hereto and incorporated herein by reference.

(iv)    Bills of sale and assignment, in for the form Exhibit 5.3(iii) hereto.

(v)In the event that Sellers shall have been unable to satisfy the Estoppel Condition on account of a failure to deliver the Required Tenant Estoppels, but Purchaser nevertheless has elected to close the transaction contemplated hereby and waive such failure, then, at Closing, Sellers shall deliver a so-called “Seller Estoppel” as to each of the Leases for which no such estoppel letter has been obtained as of the Closing, until Seller has delivered a combination of tenant estoppel letters and Seller Estoppels equal to the percentage of Required Tenant Estoppels. Each such “Seller Estoppel” shall be executed by Sellers and be in the same form as the estoppel letter form to be delivered by Purchaser to Sellers hereunder with the applicable lease information completed therein, subject to any changes necessary to make any Seller Estoppel factually accurate. Each such “Seller Estoppel” shall survive Closing until Purchaser receives an actual estoppel letter from the applicable tenant.

(vi)Certified Rent Rolls as of the Closing Date.

(vii)So-called “bring down” certificates advancing the effective date of the Representations to be as of the Closing Date, same to be in the form of Exhibit 5.3(vi) attached hereto, subject to such changes in facts and circumstances as necessary to cause the Representations to be true and correct as of the Closing Date.

(viii)Non-foreign person affidavits in the form of Exhibit 5.3(vii) attached hereto.

(ix)Evidence that all Contracts have been terminated as of the Closing.

(x)Exclusive possession of the Properties to Purchaser, subject only to the Permitted Exceptions applicable to each and to possessory interest of the tenants under the Leases.

(xi)On or before one (1) business day after Closing, Sellers shall deliver to Purchaser’s offices at 11501 Northlake Drive, Cincinnati, Ohio 45249, Attention Director of Lease Administration, all original Leases, lease files, correspondence files and other books and records, keys to all leased premises, security codes, if any, and maintenance agreements (e.g., HVAC maintenance agreement) relating solely to the Properties in Sellers’ and/or their property and/or asset manager’s possession.

(xii)All existing plans and specifications in Sellers’ possession or control relating to the improvements located upon the Real Properties; all licenses and certificates of occupancy or such other comparable certificates or documents issued by the appropriate governmental authorities with respect to the Real Properties or any part thereof.

(xiii)Notices to all tenants of the Real Properties of the change of ownership of the Properties and directing that rental and all other payments to be made by such tenants under their Leases shall thereafter be paid to Purchaser at an address to be designated by Purchaser in such notices, the same to be in form of Exhibit 5.3(xii) hereto.

(xiv)The loan assumption documentation evidencing the sale of the Properties subject to the First Mortgage Loans, such documentation to be on and subject to the terms and conditions hereof.

4.    Closing Statement.    At and upon Closing, Sellers and Purchaser shall execute and deliver to each other a closing statement showing the amounts by which the Purchase Price shall have been adjusted, such adjustments to be made as of the date of Closing, as follows:

(i)    Purchaser shall receive a credit against the Purchase Price in the amount of the First Mortgage Loans balances as of Closing (including all principal and all interest then accrued and due and owing). All escrows and reserves being held by the Servicer or any other party on behalf of the Lender under the loan documents evidencing the First Mortgage Loans shall either be assigned by Sellers to Purchaser at Closing in which case the same shall be a credit to Sellers or the same shall be disbursed to Sellers and Purchaser shall separately fund such reserves as required under the loan assumption documentation to evidence Purchaser’s assumption of the First Mortgage Loans.

(ii)    Taxes and assessments, special and otherwise, which are liens against the Real Properties and which are due and payable as of the date of Closing shall be paid (or caused to be paid) by Sellers at or prior to Closing. All other monetary liens which encumber the Real Properties through Sellers as of Closing shall be the sole responsibility of Sellers; provided, that, Purchaser may, at its option, pay any such liens and receive full credit against the Purchase Price.

(iii)    Current real estate taxes and assessments not reimbursable by tenants under the Leases shall be prorated between the parties based on local custom used for prorating real estate taxes and assessments in commercial transactions in the state in which the Real Properties are located.

Reimbursements received following tax appeals by Sellers or Purchaser of amounts paid for current real estate taxes shall be prorated between the parties based on local custom used for prorating real estate taxes in commercial transactions in the state in which the Real Properties are located.

(iv)    Purchaser shall pay the grantor’s deed transfer or recording tax and the grantee’s deed transfer or recording tax. Purchaser shall pay the premium for the owner’s policies of title insurance to be issued to Purchaser as called for hereunder, other than endorsements required to cure any Title and Survey Objection which Sellers have expressly agreed to remedy and for which Sellers shall pay such premium. Escrow and closing costs, if any, charged by the Title Company shall be split equally between Purchaser and Sellers.

(v)    Sellers shall deliver to Purchaser (or Purchaser shall receive a credit against the Purchase Price in the amount of) all unapplied security deposits provided for under the Leases (including all interest earned thereon if required by applicable laws).

(vi)    Sellers shall pay all water, sewer, and utility charges, common area maintenance charges, and other operating expenditures through Closing, and receive a credit for such charges applicable to periods after the Closing. If final readings have not been taken, estimated charges based on the most recent statements received shall be prorated between the parties, and post‑closing adjustments shall be made when the actual billings are received or an escrow shall be established to provide for payment of utility and other maintenance payables.

(vii)    Tenant rentals received by Sellers prior to Closing shall be prorated between the parties with rentals from and after the date of Closing allocated to Purchaser. If and when Purchaser receives any past due rents or other charges owing with respect to periods before the Closing Date, Purchaser shall be entitled to apply such sums to current rent and other charges (but not for periods more than thirty [30] days in advance), and shall promptly remit any excess sums allocable to periods prior to the date of Closing to Sellers. Purchaser shall have no obligation to pursue collection of any delinquent amounts owing as of Closing to Sellers from any of the tenants of the Real Properties, provided that for a period of 90 days after the Closing Date, Purchaser shall send delinquency notices to any tenants who owe rent for periods before the Closing Date. Sellers shall not disturb any tenant’s tenancy interest in the Real Properties in the event Sellers elect to pursue subsequent to Closing collection of any such delinquent amounts owed to Sellers from one or more tenants.

(viii)    Percentage rents, if any, required to be paid by tenants under the Leases shall be separately apportioned based on the percentage rents actually collected by Sellers. Such apportionment shall be made separately for each tenant who is obligated to pay percentage rent on the basis of the fiscal year set forth in the tenant’s Lease for the determination and payment of percentage rent. Any percentage rent received from a tenant after the Closing shall be applied as follows: (a) Purchaser shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal year period that Purchaser owned the Properties and (b) Sellers shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent period that Sellers owned the Properties.

(ix)    If any tenants under the Leases are required to pay and/or reimburse the landlord for a portion of operating and maintenance costs (including insurance and utilities) applicable to the Properties and taxes applicable to the Real Properties (collectively, “Charges”), with an adjustment at the end of each fiscal year applicable to Charges, they shall be prorated in accordance with this

Section 5.4(ix). Until the adjustment described in this Section is made, all amounts received by Sellers as interim payments of Charges before the Closing Date shall be retained by Sellers, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Sellers and Purchaser based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Purchaser as interim payments of Charges on or after the Closing Date shall be retained by Purchaser until year-end adjustment and determination of Sellers’ allocable share thereof except to the extent provided otherwise in this Section. No later than April 30, 2015 (the “Final Adjustment Date”), Sellers’ allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from each tenant for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Sellers’ actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Closing Date (within that portion of the fiscal year prior to the Closing Date in which the applicable Lease is in effect), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect). If, on the basis of amounts actually incurred and the estimated payments received by Sellers, Sellers have retained amounts in excess of their allocable share, they shall remit, within thirty (30) days after notice from Purchaser of the excess owed Purchaser, such excess to Purchaser. If, on the basis of the foregoing amounts, Sellers have retained less than their allocable share (the “Sellers’ Shortfall”), Purchaser shall use reasonable efforts for a period of ninety (90) days after the Final Adjustment Date to collect the Sellers’ Shortfall from the tenants of the Properties and, to the extent collected by Purchaser, Purchaser shall promptly remit the Sellers’ Shortfall, net of reasonable costs of collection, including without limitation, reasonable attorneys’ fees, to Sellers. Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any Sellers’ Shortfall. In no event shall Sellers commence any legal proceedings against any tenant after the Closing with respect to any Sellers’ Shortfall. In the event there is a dispute with any tenant relating to Charges billed by Sellers relating to the period prior to the Closing Date, Sellers shall be responsible for resolving such dispute with such tenant and, if it is determined that credits are due to such tenant with respect to such charges, Sellers shall remit such amount either to Purchaser or directly to the tenant within thirty (30) days after determination thereof (unless a shorter period is required under the applicable Lease). In the event there is a dispute with any tenant relating to Charges billed by Purchaser relating to the period after the Closing Date, Purchaser shall be responsible for resolving such dispute with such tenant and, if it is determined that credits are due to such tenant with respect to such charges, Purchaser shall remit such amount to the tenant within thirty (30) days after determination thereof. Notwithstanding anything to the contrary provided in this Section, Sellers shall be entitled to receive and retain all reconciliation payments made by tenants with respect to Charges for the calendar years preceding the calendar year of Closing, and shall be responsible for any amounts owed to tenants in connection with the final reconciliation of Charges for such prior calendar years. If any such reconciliation payment with respect to Charges for a calendar year preceding the year in which the Closing occurs is received by Purchaser after the Closing, Purchaser shall remit such payment to Sellers promptly upon receipt. If any tenant which is owed a refund with respect to Charges for a calendar year preceding the calendar year of Closing deducts or sets off such amount against rents or other charges owed by such tenant after the Closing, Sellers shall remit such amount to Purchaser within thirty (30) days following the occurrence of such set off or deduction.

(x)    No later than the Final Adjustment Date, Sellers and Purchaser shall make a final adjustment in accordance with the provisions of this Section 5.4 of percentage rent and Charges for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of Charges, the unavailability of final sales figures or amounts for percentage rent or any other reason. Except to the extent otherwise provided in Section 5.4(ix), any net adjustment in favor of Purchaser or Sellers is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

(xi)    A per diem amount for adjusting the Purchase Price shall appear on the Closing Statement to compensate Sellers (to the extent such amount is greater than zero) in the event of the failure of the closing proceeds to be forwarded to Sellers prior to the conclusion of Closing through no fault of Purchaser. Such per diem amount shall be the difference between the gross rental income from the Properties for the day of Closing and the aggregate non-tenant reimbursed Charges for the day of Closing. To the extent such per diem amount is greater than zero, the product of the same and the number of days after the day scheduled for Closing which shall have elapsed between such day scheduled for Closing and the day of the disbursement of the closing proceeds to Sellers shall be paid to Sellers in addition to such other sums due hereunder.

6.	Representations and Warranties

Sellers represent and warrant to Purchaser as follows as of the Effective Date:

6.1    Financial Statements. The operating budget, operating statements, general ledgers, capital budgets, reconciliation statements and all other financial statements delivered or to be delivered or made available for review and copying by Sellers to Purchaser which were prepared by Sellers as distinguished from any of the same prepared by third parties, are true, accurate and complete in all material respects. All of such budgets, statements, ledgers and reconciliations prepared by third parties, to Sellers’ knowledge (i) are true, accurate and complete in all material respects and (ii) have been prepared on a tax adjusted basis.

6.2    Contracts. The Contracts are the only agreements, contracts, and/or understandings relating to the operation and maintenance of the Real Properties and Sellers have not contracted for any services or employment which will bind Purchaser as a successor in interest with respect to the Real Properties and all of the Contracts are terminable by Sellers prior to Closing.

6.3    Rent Roll. The Rent Rolls are materially true and correct.

6.4    Concessions and Commissions. No tenants of the Real Properties are entitled to any concessions, rebates, allowances, or free rent for any period after the Closing and none of the Leases or other instruments that will be assigned to Purchaser at Closing provide for commissions payable by the owner of the Properties that have not yet been paid by Sellers, except with respect to any renewals of the Leases.

6.5    Leases.     The Leases delivered to Purchaser by Sellers with Sellers’ Due Diligence Documents (or prior thereto) are all of the lease documents and/or occupancy agreements with respect to the Real Properties and are true, accurate and complete copies of the Leases and there are no oral understandings or side agreements with any tenant of the Real Properties that has not been reduced to a writing and which is not set forth among the Leases.

6.6    Violation Notices. Sellers have not received any written notice of (i) any violation by Sellers of any laws, zoning ordinances or building rules or regulations affecting the Properties, or (ii) any existing or threatened condemnation or other legal action of any kind involving the Real Properties.

6.7    Current Licenses. To Sellers’ knowledge, Sellers presently have, and on the Closing Date, will have all current licenses (including final certificates of occupancy) to operate the Properties as shopping centers required by all governmental authorities asserting jurisdiction over the Properties.

6.8    Intentionally Deleted.

6.9    Environmental Matters. To Sellers’ knowledge, except as set forth in the environmental reports for the Properties delivered to Purchaser prior to the Effective Date, there are no petroleum, petroleum derived products and/or hazardous waste or hazardous substance and/or toxic waste or toxic substance, as such terms are defined in the Resource Conservation and Recovery Act of 1976, 42 USC 6901 et seq., as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 USC 9601 et seq., or the Superfund Amendments and Reauthorization Act, Public Law 99‑499, as amended, or any other applicable federal, state or local environmental law, regulation, code or ordinance (collectively, “Environmental Laws”) present on the Properties in violation of Environmental Laws.

6.10    Employees. Sellers have no employees at the Real Properties and are not parties to any collective bargaining agreement, and neither Sellers nor any of their affiliates (as described in Section 414(b), (c) and (m) of the Internal Revenue Code) has incurred any liability which could subject Purchaser or any asset to be acquired by Purchaser pursuant to this Agreement to any lien or material liability under Sections 302(f), 4062, 4063, 4064, 4201 or 4301(b) of the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) (29) or 412 of the Internal Revenue Code.

6.11    Authority. Subject to all matters of record, Sellers are the sole owners of the Properties and, subject to satisfaction of the Loan Assumption Condition, Sellers have the right to execute this Agreement and to sell the Properties without obtaining the consent, approval, release, or signature of any other party. The signatories hereto on behalf of Sellers have been duly authorized to execute and deliver this Agreement and to bind Sellers hereto. Sellers have full power to consummate the transaction described in this Agreement, the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transaction described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Sellers such that this Agreement constitutes a valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by Sellers of the transaction contemplated hereby will (i) subject to satisfaction of the Loan Assumption Condition, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Sellers are parties or by which they or the Properties are bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Sellers or the Properties.

6.11    Occupancy.    Sellers have no knowledge that any Major Tenant intends to cease operations from the Real Properties or that it intends to file for bankruptcy protection from its creditors. To the extent Sellers obtain such knowledge during the term of this Agreement prior to Closing, Sellers shall promptly inform Purchaser of the same, failing of which, the same shall be deemed a breach of the representations and warranties contained in this Section 6.11 and a default under this Agreement.

6.12    Patriot Act.    Neither Sellers nor any person, group, entity or nation for which Sellers are acting, directly or indirectly, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Sellers are not engaging in the transaction contemplated hereby, directly or indirectly, on behalf of, or instigating or facilitating the same, directly or indirectly, on behalf of, any such person, group, entity or nation. Sellers are not engaging in such transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. The investment of direct or indirect equity owners in Sellers is not prohibited by applicable law and neither the transaction contemplated hereby nor this Agreement is or will be in violation of applicable law. Sellers have and will continue to implement procedures, and have consistently and will continue consistently apply those procedures, to ensure the representations and warranties contained in this Section 6.12 remain true and correct at all times prior to Closing.

6.13    First Mortgage Loans.    The First Mortgage Loans are in full force and effect. Sellers have not previously and are not now in default under any of the documents evidencing and securing the First Mortgage Loans. Sellers have not received any notice of default from the Servicer or any other party charged with administering the First Mortgage Loans on behalf of the Lender. There has been no act or omission on the part of Sellers or any affiliate which is a party to any of such documents evidencing and securing the First Mortgage Loans which, with the giving of notice or the passage of time or both, would constitute a default by Sellers or any such affiliate thereunder.

For the purposes of this Section 6 and other provisions of this Agreement, the phrase “to Sellers’ knowledge” and similar phrases shall mean the current actual knowledge of Stephen Swartz and Roland Guyot, without any duty to investigate. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.

Purchaser represents and warrants to Sellers as follows as of the Effective Date and as of Closing:

6.14     Authority. Purchaser has the right to execute this Agreement and, subject to satisfaction of the Loan Assumption Condition, to acquire the Properties without obtaining the consent, approval, release, or signature of any other party. The signatories hereto on behalf of Purchaser have been duly authorized to execute and deliver this Agreement and to bind Purchaser hereto. Purchaser has full power to consummate the transaction described in this Agreement, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transaction described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Purchaser such that this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transaction contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Purchaser.

6.15    Patriot Act. Neither Purchaser nor to Purchaser’s knowledge, any person, group, entity or nation for which Purchaser is acting, directly or indirectly, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transaction contemplated hereby, directly or indirectly, on behalf of, or instigating or facilitating the same, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in such transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. The investment of direct or indirect equity owners in Purchaser is not prohibited by applicable law and neither the transaction contemplated hereby nor this Agreement is or will be in violation of applicable law. Purchaser has and will continue to implement procedures, and have consistently and will continue consistently apply those procedures, to ensure the representations and warranties contained in this Section 6.16 remain true and correct at all times prior to Closing. Purchaser’s knowledge as it relates to its investors is based on information provided by its U.S. broker dealer network in connection with the normal and customary investor screening practices used by its U.S. broker dealer network. Purchaser has and will continue to rely exclusively on its U.S. broker dealer network to implement the normal and customary investor screening practices mandated by applicable law and Financial Industry Regulatory Authority, Inc.

6.16    Litigation. Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

6.17    No Bankruptcy. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of any of Purchaser’s assets, suffered the attachment or other judicial seizure of any of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

The representations and warranties made by Purchaser in this Section 6 shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of the Closing Date, subject to changes in facts or circumstances beyond Purchaser’s control that cause the representation and warranty contained in Section 6.16 above to be untrue. In the event that any representation or warranty made by Purchaser herein is untrue as of the Closing Date, Sellers shall have the right to terminate this Agreement by delivering written notice to Purchaser. If any representation or warranty made by Purchaser in this Section 6 is untrue as of the Closing Date, Purchaser shall be deemed in default of this Agreement, except with respect to a change in facts or circumstances beyond Purchaser’s control that causes the representation and warranty contained in Section 6.16 above to be untrue. Purchaser’s representations and warranties in this Section 6 shall survive the Closing.

7.	“As Is” Purchase
Except as expressly provided herein, in the event of Closing, Purchaser shall accept the Properties in their then “as-is, where-is” physical condition with “all faults” and Purchaser shall be deemed to have released, discharged and acquitted Sellers from any and all claims or causes of action relating to the Properties, including such physical condition, whenever discovered. Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Sellers at the Closing, Sellers have not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Properties, whether made by Sellers, on behalf of Sellers, or otherwise, including, without limitation, the physical condition of the Properties, the financial condition of the tenants under the Leases, title to or the boundaries of the Properties, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenants or the Properties, and any other information pertaining to the Properties or the market and physical environments in which the Properties are located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Properties and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Sellers to Purchaser at the Closing, made (or purported to be made)

by Sellers or anyone acting or claiming to act on behalf of Sellers. The provisions of this Section 7 shall survive the Closing.

8.	No Assumption of Liabilities
The parties acknowledge that the purchase and sale of the Properties involves only the purchase and sale of the Properties and that Sellers are not selling a business nor do the parties intend that Purchaser be deemed a successor of Sellers with respect to any liabilities of Sellers to any third parties other than the tenants under the Leases. Accordingly, Purchaser shall neither assume nor be liable for the Seller Debts or any of the debts, liabilities, taxes or obligations of, or claims against any other person or entity, of any kind or nature, whether existing now, upon Closing or at any time thereafter, which shall be solely those of Sellers, and Sellers hereby agree to indemnify, defend and hold harmless Purchaser against any loss, cost, liability, damage or expense with respect thereto.

9.	Default
1.Purchaser Default.    If Purchaser defaults in the performance of any of its obligations and/or covenants hereunder for in excess of ten (10) days (such cure period shall not apply to Purchaser’s obligation to close the transaction contemplated in this Agreement on the Closing Date) after written notice thereof to Purchaser, provided that Sellers are not then in default hereunder, Sellers’ sole and exclusive remedy shall be to terminate this Agreement on notice thereof to Purchaser, in which event the Deposit shall be delivered to Sellers as liquidated damages. However, Sellers may not enforce such remedy against Purchaser (i) if either of the Sellers is in default under this Agreement, or (ii) unless Purchaser fails to cure such default within ten (10) days after receipt of written notice from Sellers specifying that Purchaser is in default. THE AMOUNT PAID TO AND RETAINED BY SELLERS AS LIQUIDATED DAMAGES PURSUANT TO THE FOREGOING PROVISIONS SHALL BE SELLERS’ SOLE AND EXCLUSIVE REMEDY IF PURCHASER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT PLUS ANY INTEREST ACCRUED THEREON REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 9.1, SELLERs AND PURCHASER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY PURCHASER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.
2.Sellers’ Default.    If either of the Sellers default in the performance of any of its obligations and/or covenants hereunder prior to Closing for in excess of ten (10) days after written notice thereof to Sellers, provided that Purchaser is not then in default hereunder, Purchaser’s remedy on account thereof shall be either (i) the termination of this Agreement upon written notice thereof to Sellers, in which case the Deposit shall be promptly refunded to Purchaser and neither party shall thereafter have any further liability or obligation hereunder, except for those that expressly survive termination of this Agreement, and Sellers shall reimburse Purchaser for Purchaser’s actual, documented out-of-pocket expenses incurred in connection with this Agreement, up to $50,000.00, or (ii) Purchaser may seek the specific performance of Sellers’ obligations under this Agreement from a court of competent jurisdiction. To the extent any such default involves a default of such a nature that Purchaser shall be precluded from obtaining specific performance (e.g., Sellers convey the Properties to a bona fide third party who takes without knowledge of this Agreement), then, in the event of termination of this Agreement by Purchaser, in addition to the return of the Deposit to Purchaser, Purchaser may pursue an action for damages against Sellers, provided that Sellers’ maximum liability in any such action shall be $250,000.00.
3.Breach of Representations.    Sellers shall indemnify, defend and hold harmless Purchaser of and from any and all losses, costs, liabilities, damages and expenses, including attorneys’ fees and costs, incurred by Purchaser on account of the breach by Sellers of any one or more of the Representations, provided that (i) the breach thereof was not due to a change in facts or circumstances beyond the control of Sellers, (ii) the breach thereof is first discovered subsequent to Closing, (iii) the claim thereon is asserted by Purchaser to Sellers on or before the date one hundred eighty (180) days after Closing, (iv) the amount of any such loss, cost, liability, damage and expense suffered by Purchaser shall exceed the sum of $10,000.00, and (iv) in no event shall the amount of any such loss, cost, liability, damage and expense for which Sellers shall be liable under this indemnification exceed the sum of $400,000.00 in the aggregate. Sellers further represent and warrant that they have informed their members of the provision of this Section 9.3. This Section 9.3 shall survive Closing.

10.	Casualty
If any improvements on the Real Properties are damaged or destroyed by fire, storm or other casualty on or before Closing and/or there has been a Material Adverse Change on or prior to Closing to such an extent that one or more tenants shall have the right to terminate their Leases, then, anything herein contained to the contrary, Purchaser may terminate this Agreement within fifteen (15) days after receiving notice of such casualty or Material Adverse Change upon notice to Sellers, in which event (i) this Agreement shall be of no further force or effect, (ii) the Deposit shall be returned to Purchaser, and (iii) neither party shall have any further liability or obligation hereunder, except for those that expressly survive termination of this Agreement. If any improvements on the Real Properties are damaged but such damage does not, pursuant to this Section, give Purchaser the right to terminate this Agreement, or if Purchaser has the right to terminate but elects not to do so, then, at Closing, Purchaser shall be entitled to receive an absolute assignment from Sellers of Sellers’ interest in the proceeds of any insurance on the Real Properties (including any rent loss insurance allocable to the period from and after Closing) and Sellers shall pay or credit to Purchaser the amount of any deductible.

11.	Condemnation
If notice of any action, suit or proceeding shall be given prior to Closing for the purpose of condemning any part of the Real Properties, and as a result thereof any of the tenants of the Real Properties have the right to terminate their Leases, and/or any action, suit or proceeding shall be given prior to Closing for the purpose of condemning any portion of the parking areas of the Real Properties, and/or in the event that any of the vehicular access points into the Real Properties shall be impeded in any material way either through the condemnation (or the tendering of a deed in lieu thereof) of any such access points or through the closure or material reduction in the utility of any of the roadways adjoining the Real Properties or in proximity to the Real Properties (e.g., the reduction of the number of lanes within a roadway servicing the Real Properties or the actual closure of any such roadway), then Purchaser may terminate this Agreement within fifteen (15) days after receiving notice of such casualty upon notice to Sellers, in which event (i) this Agreement shall be of no further force or effect, (ii) the Deposit shall be returned to Purchaser, and (iii) neither party shall have any further liability or obligation hereunder, except for those that expressly survive termination of this Agreement; but if Purchaser does not elect to terminate this Agreement, then in the event of Closing, the proceeds of such condemnation shall be assigned to and shall belong to Purchaser.

12.	Broker
Each party represents and warrants to the other that they have not dealt with a real estate broker or finder in connection with the purchase and sale of the Properties. Purchaser shall indemnify Sellers against any liability for brokerage commissions, finders’ fees or the like (collectively, “Commissions”) arising from the purchase of the Properties that may be claimed by any party alleging to have been retained or utilized by Purchaser. Sellers shall indemnify Purchaser against any liability for Commissions arising in connection with the sale of the Properties which may be claimed by any party alleging to have been retained or utilized by Sellers. The terms of this Section 12 shall survive the Closing.

13.	Notices
Notices shall be deemed given hereunder upon personal delivery, upon depositing any such notice with postage prepaid in a United States mailbox if sent via certified mail, return receipt requested, upon depositing any such notice in the custody of a nationally recognized overnight delivery service or upon telecopy or electronic mail if a copy thereof is simultaneously sent via one of the other methods of delivery (provided that, for purposes of the notices called for hereunder with respect to entry upon the Real Properties and/or inspection of Sellers’ books and records referred to in Section 3 above, no such additional copy need be provided by one of such other methods of delivery). Notices may be given by and/or to counsel for the parties. Notices shall be deemed properly addressed if sent to the following addresses:

If to Sellers:
Staunton Plaza, LLC/Waynesboro Plaza, LLC
c/o ACL Realty Corporation
3060 Peachtree Road, NW
Suite 1545
Atlanta, Georgia 30305
Attn: Stephen Swartz & Roland Guyot
Fax: (404) 233-8039
email: sswartz@aclrealty.com
rguyot@aclrealty.com

With a copy to (sent simultaneously via the same method of delivery):	Matthew J. Sours, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road NE Atlanta, Georgia 30326 Fax: (404) 365-9532 email: msours@mmmlaw.com
If to Purchaser:	Mr. Joel Staffilino The Phillips Edison Group LLC 11501 Northlake Drive Cincinnati, Ohio 45249 Fax: (513) 956-5660 email: jstaffilino@phillipsedison.com
and	Mr. Hal Scudder The Phillips Edison Group LLC 222 South Main Street, Suite 1730 Salt Lake City, Utah 84101 Fax: (801) 521-6952 email: hscudder@phillipsedison.com

With a copy to (sent simultaneously via the same method of delivery):	J. Adam Rothstein, Esq. Honigman Miller Schwartz and Cohn LLP 39400 Woodward Avenue, Suite 101 Bloomfield Hills, Michigan 48304-5151 Fax: (248) 566-8479 email: jrothstein@honigman.com

14.	1031 Exchange
In the event that either party shall be using the transaction contemplated hereby as part of an exchange of like kind property pursuant to Section 1031 of the Internal Revenue Code, the other party shall cooperate in connection therewith by executing and delivering such documents and instruments as may be reasonably required in order to accomplish any such like kind exchange, provided that, the party so cooperating shall not be required to bear any costs or expenses or take on any liability in connection therewith and the party effecting such exchange shall pay the costs and expenses, including legal fees and costs, of the cooperating party incurred in connection with such cooperation same not to exceed $500.00 in any event.

15.	Miscellaneous
15.1Amendment. This Agreement cannot be modified except by a written instrument signed by the parties.

15.2    Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of Sellers and Purchaser and their respective heirs, personal representatives, successors, assigns and transferees. Purchaser shall have the express right to assign its interest in this Agreement to two separate entities, one as to each of the Properties, owned or controlled, in whole or in part, directly or indirectly, by Phillips Edison - ARC Shopping Center REIT, Inc. and/or its affiliates. Purchaser shall supply Sellers with reasonable advance notice of any such assignments and, notwithstanding any such assignments, Purchaser shall remain obligated to fulfill, or to cause to be fulfilled, all of its liabilities and obligations hereunder. This Agreement confers no rights or remedies on any third party.

15.3    Consents and Approvals. If an action by any party requires the consent or approval of another party, that consent or approval shall be given, if at all, in writing, and any consent or approval given in one instance shall not be deemed a consent or approval in any other instance.

15.4    Construction. Any list of examples set forth in this Agreement shall be deemed to be illustrative, not exhaustive, unless explicitly specified otherwise. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. The use of the neuter singular pronoun to refer to any party shall be a proper reference even though that party may be an individual, a business entity, or a group of two or more individuals or business entities. All attachments referenced within the Agreement shall be deemed incorporated in the Agreement by such reference.

15.5    Counterparts. This Agreement may be signed in one or more counterparts, which together shall constitute one and the same instrument. Signatures shall be binding on the signer when delivered, regardless of whether delivery is in hard copy or by electronic means.

15.6    Entire Agreement. This Agreement and the exhibits attached hereto sets forth fully and completely the agreement between the parties in connection with this transaction, there are no written or oral agreements between the parties relating to this transaction that are not expressly set forth herein and this Agreement supersedes all prior oral or written agreements relating to this transaction.

15.7    Equal Participation. Sellers and Purchaser have participated equally in the preparation of this Agreement, and, therefore, this Agreement shall not be construed in favor of or against any party to this Agreement.

15.8    Extension for Non-Business Days. To the extent a time period set forth in this Agreement expires on a Saturday, Sunday or State or Federal holiday, then such time period shall expire on the next day which is not a Saturday, Sunday or State or Federal holiday (such days which are not a Saturday, Sunday or State or Federal holiday are referred to herein as a “business day” or collectively as “business days”).

15.9    Governing Law. This Agreement shall be governed and construed in accordance with the substantive and procedural laws of the State in which the Properties are located without regard to conflict of law principles.

15.10    Headings. The titles and headings in this Agreement are provided as a matter of convenience only and shall not be understood to define, limit, construe, or describe the scope or intent of any provision of this Agreement.

15.11    Intentionally Deleted.

15.12    Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable, such determination shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.

15.13    Waivers. A waiver by any party of a performance obligation or default under any provision of this Agreement shall not be deemed (i) a waiver of a further obligation or default under the same provision or (ii) a waiver of an obligation or default under any other provision.

15.14    Books and Records.    Purchaser has advised Sellers that Purchaser may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission [“SEC”]), audited financial statements, pro forma financial statements and other financial information related to the Properties for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information”). Following the Closing and for a period of one (1) year thereafter, Sellers agree to use their commercially reasonably efforts to cooperate with Purchaser and its representatives and agents in the preparation of the Financial Information; provided, however, Sellers shall not be required to incur any out of pocket expenses or costs unless Purchaser reimburses Sellers for the same. For a period of one (1) year after the Closing, Sellers shall maintain and allow access to, during normal business hours, such books and records of Sellers and Sellers’ manager of the Properties reasonably related to the Properties. Further, so long as the persons in charge of management of the Properties at the time of Closing remain in the employ of Sellers or an affiliate of Sellers, Sellers will make such persons available for interview.  Notwithstanding the foregoing, Sellers shall not be required to provide any information concerning (a) Sellers’ capital structure or debt, (b) Sellers’ financial analyses or projections, investment analyses, account summaries or other documents prepared solely for Sellers’ internal purposes and not directly related to the operation of the Properties, (c) Sellers’ tax returns or (d) financial statements of Sellers or any affiliate of Sellers (other than Property-level financial statements).  Purchaser acknowledges Purchaser may not use the results of its review under this Section to pursue any claim against Sellers under the terms of this Agreement.

15.15    Further Covenant.    Sellers shall advise Purchaser of any knowledge Sellers have or come into with respect to a Material Adverse Change prior to Closing, including, but not limited to, one or more tenants ceasing operations from the Properties or occupants of any neighboring property ceasing operations and/or terminating their Leases, failing of which, the same shall be deemed a breach of a warranty and representation without the ability in Sellers to cure the same and thereafter, Purchaser shall have the right, upon notice thereof to Sellers on or prior to Closing, to terminate this Agreement and thereupon to receive an immediate refund of the Deposit and neither party shall thereafter have any further liability or obligation hereunder.

15.16    Time of Essence. Time is of the essence with respect to all of the terms and conditions set forth in this Agreement.

15.17    No Recordation. Purchaser shall not record this Agreement or any memorandum thereof, and any such recording shall constitute a default by Purchaser hereunder; provided, however, that Purchaser may file this Agreement with the SEC if required by applicable laws.

Balance of Page intentionally left blank.

Signatures

IN WITNESS WHEREOF, the parties hereto have executed this Shopping Center Purchase Agreement.

THE PHILLIPS EDISON GROUP LLC,
an Ohio limited liability company

By:PHILLIPS EDISON LIMITED PARTNERSHIP,
a Delaware limited partnership,
Managing Member

By:PHILLIPS EDISON & COMPANY, INC.,
a Maryland corporation,
General Partner

By: /s/ Robert F. Myers
Name: Robert F. Myers
Its: President

“Purchaser”

STAUNTON PLAZA, LLC, a Virginia limited liability company
By: /s/ Roland R. Guyot Name: Roland R. Guyot Its: Managing Member By: /s/ Stephen B. Swartz Name: Stephen B. Swartz Its: Managing Member
WAYNESBORO PLAZA, LLC, a Virginia limited liability company
By: /s/ Roland R. Guyot Name: Roland R. Guyot Its: Managing Member By: /s/ Stephen B. Swartz Name: Stephen B. Swartz Its: Managing Member

“Sellers”

Exhibit List:
A-1    -     Legal Description of Staunton Real Estate
A-2    -    Legal Description of Waynesboro Real Estate
1.3    -    Purchase Price Allocation
1.4(iv)    -    Estoppel Form
1.5    -    Contracts
1.13    ‑    Personal Property
1.15    ‑    Rent Roll

1.18 ‑	Seller’s Due Diligence Documents

1.19 -	Deleted
5.3(i)    -    Deed
5.3(ii)    -    Assignment of Leases
5.3(iii)    -    Bill of Sale
5.3(vi)    -    Bring Down Certificate
5.3(vii)    -    Non-Foreign Person Certification
5.3(xii)    -    Notice to Tenant

RECEIPT
The undersigned received one fully executed copy of this Shopping Centers Purchase Agreement as of December 18, 2013.

THE PHILLIPS EDISON GROUP LLC,
an Ohio limited liability company

By:PHILLIPS EDISON LIMITED PARTNERSHIP,
a Delaware limited partnership,
Managing Member

By:PHILLIPS EDISON & COMPANY, INC.,
a Maryland corporation,
General Partner

By: /s/ Robert F. Myers
Name: Robert F. Myers
Its: President

DEPOSIT ACKNOWLEDGMENT
The undersigned hereby acknowledges receipt of the Deposit and agrees to hold the same pursuant to terms of the Agreement. The liability of the undersigned is limited by the terms and conditions expressly set forth herein and by the laws of the state in which the Properties are located and in no event shall the liability of the undersigned exceed the amount of the Deposit. The undersigned shall have no liability whatsoever on account of or occasioned by any failure or negligence on the part of any bank, savings and loan or other savings institution wherein the Deposit are deposited, provided, however, that such institution is, at the time of deposit of the Deposit, federally insured. In the event of litigation affecting the duties of the undersigned as escrow agent relating to this Agreement and the Deposit, Sellers and Purchaser, jointly, and not jointly and severally, shall reimburse the undersigned for all expenses incurred by the undersigned, including reasonable attorneys’ fees, unless such litigation results from or is caused by the gross negligence or misfeasance of the undersigned. In the event of any dispute between Sellers and Purchaser pertaining to the Deposit, the undersigned may commence an interpleader action and deposit the Deposit with a court of competent jurisdiction and in such event, the undersigned shall be relieved of all further obligation and liability.

FIDELITY NATIONAL TITLE GROUP
By: Linda Hart, Escrow Officer
Address: 5565 Glenridge Connector, Suite 300 Atlanta, GA 30342 (770) 325-2714 Direct Dial (770) 265-4678 Cell E-mail: Linda.hart@fntg.com

Dated: December 19, 2013

EXHIBIT A-1
LEGAL DESCRIPTION OF STAUNTON REAL PROPERTY

ALL THAT certain lot or parcel of land, with all improvements thereon and appurtenances thereunto belonging, situate in the City of Staunton, Virginia, and being 11.123 Acres as shown on Sheet 3 of 3 on that certain plat entitled, ‘LOT LINE DELETION PLAT STAUNTON PLAZA, LLC PROPERTY STAUNTON, VIRGINIA,” dated July 20, 2005, Rev. 9-19-05, made by Tom Shumate Surveyor, Inc., which plat is attached to and a part of that certain Deed of Vacation and Relocation of Lot Lines and Easements dated September 27, 2005, recorded in the Clerk’s Office of the Circuit Court of the City of Staunton, Virginia as Document Number 050004370.

EXHIBIT A-2
LEGAL DESCRIPTION OF WAYNESBORO REAL PROPERTY

All that certain lot, piece or parcel of land with the buildings and improvements thereon and appurtenances thereunto belonging, lying and being in the City of Waynesboro, Virginia and designated as 13.227 ACRES, PORTION OF DB 339-67, CO. AND DB 251-824, TM41-3-112, 1417 ROSSER AVE. as shown on the plat entitled “CITY OF WAYNESBORO SIMPLE SUBDIVISION SOUTHEAST 13.227 ACRES OF CARFLO FARM, LC LAND, WAYNESBORO, VIRGINIA”, which plat is duly recorded in the Clerk’s Office of the Circuit Court of the City of Waynesboro, Virginia, in Plat Book 7, at pages 89 and 90.

EXHIBIT 1.3

PURCHASE PRICE ALLOCATION

Staunton Property:    $17,200,000.00

Waynesboro Property:    $16,800,000.00

EXHIBIT 1.4(iv)

ESTOPPEL LETTER

GIANT FORM ESTOPPEL

TO:	The Phillips Edison Group, its successors and assigns (“Purchaser”)
Wells Fargo ___________ and its successors and assigns (“Lender”)

Reference is made herein to a certain Lease Agreement dated June 9, 2005, entered into by and between Staunton Plaza, LLC, a Virginia limited liability company, as “Landlord,” and Giant Food Stores, LLC, a Delaware limited liability company, as “Tenant,” (the “Lease”), regarding the leasing of the Premises located in the Shopping Center.

Whereas, Landlord, as borrower, has obtained a loan (the “Loan”) from Wells Fargo Bank, National Association (“Lender”), which is secured by, among other things, a deed of trust to secure debt encumbering the Shopping Center (the “Deed of Trust”).

Whereas, as a condition to making the Loan, Lender has requested that Tenant furnish certain information to Lender, as set forth below.

Therefore, Tenant advises you as follows (capitalized terms in this letter shall have the meaning ascribed to them in the Lease):

1.     The Rent Commencement Date of the Lease was ____________. The Initial Term of the Lease will end twenty (20) Lease Years after the Rent Commencement Date. Tenant has options to extend the term of the Lease for eight (8) successive periods of five (5) years each. If the term of the Lease expires during the last six (6) months of a calendar year, Tenant may elect to extend the Initial Term to January 31 of the next calendar year.
2.    Tenant is currently in possession of the Premises (containing approximately 68,715 square feet of leasable area) in accordance with its rights under the Lease.

3.    Fixed Minimum Rent is payable annually in the amount of $____________ (in monthly installments of $__________), subject to change as provided in Paragraph 5.01 of the Lease.

4.    Except for certain licensees and concessionaires that may occupy space in the Premises in the ordinary course of business, the Premises have not been sublet, nor has the Lease been assigned, modified, supplemented or amended, except as set forth above.

5.    As of the date of this Estoppel Certificate, to the actual knowledge of Tenant, Landlord is not currently in default under the Lease, and Tenant has no current set-offs against Landlord.

6.    As of the date of this Estoppel Certificate, Tenant has not received any notice from Landlord that Tenant is currently in default under the Lease.

7.    Tenant has a right of first refusal to purchase the Shopping Center as provided in the Lease.

8.    There are no rent concessions, tenant allowances or other benefits due Tenant which are not expressed in the Lease.

9.    Tenant confirms there is no security deposit required under the Lease.

ATTEST: By: ______________________________ Name: Title:	Sincerely, GIANT FOOD STORES, LLC By: ______________________________ Name: Title:

EXHIBIT 1.5
CONTRACTS

Staunton
HC Eavers - snow removal
Custom Maintenance - landscaping and lot sweeping
Waste Management - trash removal

Waynesboro
HC Eavers - snow removal
Custom Maintenance - landscaping and lot sweeping
Waste Management - trash removal

EXHIBIT 1.13
PERSONAL PROPERTY
All of Sellers’ rights and interest in, and to the extent assignable, intangible property rights, guaranties, warranties (including, but not limited to, roof warranties), licenses and permits associated with such real property, including, without limitation, all zoning approvals, ordinances and/or resolutions, subdivision bonds, building permits, site plans, governmental consents, authorizations, variances, waivers, licenses, signage rights, development rights and approvals, vested rights, permits and approvals, environmental permits, environmental indemnities, utility agreements, development agreements, subdivision covenants, pertaining to such real property, and all other contract rights whatsoever in any way affecting or pertaining to the use, development or operation of, or construction on, such real property.

And

NONE

EXHIBIT 1.15
RENT ROLLS

[SEE ATTACHED]

EXHIBIT 1.18
SELLER’S DUE DILIGENCE DOCUMENTS

[SEE ATTACHED]

EXHIBIT 1.19
INTENTIONALLY DELETED

EXHIBIT 5.3(i)

DEED

Prepared by and after
recording return to:

GPIN#:

SPECIAL WARRANTY DEED

THIS DEED is made as of ___________________, 201_ by and between              PLAZA, LLC, a              limited liability company (“Grantor” for recording purposes), and _____________________________, a ______________________________, as Grantee.

WITNESSETH:

That for $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor does hereby grant and convey, with Special Warranty of Title, unto the Grantee, that certain real property described on Exhibit A attached hereto and made a part hereof by this reference and located in the City of Staunton, Virginia (the “Property”).

This conveyance is made subject to the matters set forth on Exhibit B attached hereto and made a part hereof by this reference.

TO HAVE AND TO HOLD the Property, with all and singular the rights, privileges and appurtenances thereof, to the same being, belonging, or in anywise appertaining, to the use and benefit of the said Grantee in FEE SIMPLE forever.

[SIGNATURES ON FOLLOWING PAGES]

WITNESS the following signatures and seals:

GRANTOR:

[INSERT SIGNATURE BLOCK FOR GRANTOR]

STATE OF                 )
) ss.
COUNTY OF                 )

On ____________________________, before me a Notary Public in and for said County and State, personally appeared             , a          limited liability company, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and executed this instrument by his signature on behalf of said limited liability company.

WITNESS my hand and official seal.

, Notary Public

My Commission Expires:

Notarial Registration No.: _________________

Exhibit A to Special Warranty Deed

Legal Description

Exhibit B to Special Warranty Deed

[INSERT PERMITTED EXCEPTIONS LISTING AFTER SAME DETERMINED PER TITLE REVIEW AND OBJECTION PROCESS IN PURCHASE AGREEMENT.]

EXHIBIT 5.3(ii)

ASSIGNMENT OF LEASES

KNOW ALL MEN that                         , a                              ("Assignor"), in consideration of Ten ($10.00) Dollars and other good and valuable consideration, received from                 , a                      ("Assignee"), does hereby assign, transfer and deliver unto Assignee, all of its right, title and interest in and to the leases, together with all security deposits presently held by Assignor in connection therewith (collectively, the "Leases") affecting the premises known as                          SHOPPING CENTER more particularly described on Schedule A annexed hereto.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever, from and after the date hereof, subject to the terms, covenants, conditions and provisions hereof and of said Leases.

AND Assignee does hereby acknowledge receipt of said Leases (including the security deposits) so delivered, and does hereby (a) accept the within assignment, (b) assume the performance of all of the terms, covenants and conditions of the said Leases on the part of the lessor/Assignor thereunder which are to be performed or arise from and after the date hereof, and (c) indemnify, defend and hold Assignor free and harmless from and against any and all costs, expenses, claims, losses or damages, liabilities and judgments which Assignor may suffer in respect of any claim arising out of or relating to any default on the part of Assignee to perform said terms, covenants and conditions of the Leases or in any way relating to the security deposits occurring after the date hereof.

AND Assignor does hereby indemnify, defend and hold Assignee free and harmless from and against any and all costs, expenses, claims, losses or damages, liabilities and judgments which Assignee may suffer in respect of any claim arising out of or relating to any default on the part of Assignor to perform said terms, covenants and conditions of the Leases or in any way relating to the security deposits thereunder occurring on or prior to the date hereof.

This Assignment of Rents and Leases shall inure to the benefit of Assignee and Assignor and their respective successors and assigns and shall be governed by the laws of the Commonwealth of Virginia. This Assignment of Rents and Leases may not be modified, altered or amended, or its terms waived, except by an instrument in writing signed by the parties hereto.

None of the provisions of this instrument are intended to be, nor shall they be construed to be, for the benefit of any third party.

[Signatures appear on following page]

Signature Page to
Assignment of Leases

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Leases effective as of the _____ day of                 .

,
a

By:
Name:
Its:

"Assignor"

,
a

By:
Name:
Its:

"Assignee"

Schedule A to assignment of leases
Leases

SCHEDULE B TO ASSIGNMENT OF LEASES
Legal Description

EXHIBIT 5.3(iii)

BILL OF SALE

FOR $1.00 RECEIVED as of ____________________, 2014 and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, ______________________, a _____________________________ ("Assignor"), does hereby assign, transfer, convey and deliver to _________________________________, a __________________________, without warranty, the undivided right, title and interest in and to the personal property situated on and/or used in connection with the operation of that certain real property more particularly described on Schedule A attached hereto and incorporated herein by reference, to the extent of Assignor's right, title and interest, if any, therein or thereto, and to the extent assignable, in and to all trade names used in connection such real property, including, without limitation, the name "_____________________," and all other intangible property rights, guaranties, warranties (including, but not limited to, roof warranties), licenses and permits associated with such real property, including, without limitation, all zoning approvals, ordinances and/or resolutions, subdivision bonds, building permits, site plans, governmental consents, authorizations, variances, waivers, licenses, signage rights, development rights and approvals, vested rights, permits and approvals, environmental permits, environmental indemnities, utility agreements, development agreements, subdivision covenants, pertaining to such real property, and all other contract rights whatsoever in any way affecting or pertaining to the use, development or operation of, or construction on, such real property (all of the same being referred to herein as the “Intangible Rights”).

IN WITNESS WHEREOF, Assignor has executed this Bill of Sale.

________________________________,
a _____________________

By:
Name:
Its:

"Assignor"

SCHEDULE A TO BILL OF SALE

Legal Description

EXHIBIT 5.3(vi)

BRING DOWN CERTIFICATE
I, __________________, hereby certify that I am the duly elected, qualified and acting ________________________ of __________________________, a ______________________ (“Seller”), that:

The representations and warranties of the Seller contained in the Shopping Center Purchase Agreement dated ____________, 2013 (“Purchase Agreement”) between Seller (and an affiliate), as a Seller, and The Phillips Edison Group LLC, an Ohio limited liability company, as Purchaser, the Purchaser’s interest in which was assigned to _______________________ STATION LLC, a Delaware limited liability company, are true and correct in all respects, subject to the following : [INSERT ANY CHANGES IN REPRESENTATIONS OR WARRANTIES TO MAKE THEM TRUE AND CORRECT].

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Bring Down Certificate as of _______________________, 2014.

Name:

EXHIBIT 5.3(vii)

NON-FOREIGN PERSON CERTIFICATION
Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the transferee,                     , LLC, a Virginia limited liability company, that withholding of taxes is not required upon the undersigned's disposition of a United States real property interest, the undersigned hereby certifies the following:

1.    The undersigned is not a non-resident alien for purposes of United States income taxation;

2.    The undersigned’s taxpayer identification number is ______________.

3.    The undersigned’s address is:                             .

It is understood that this Certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement made here could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned declares that it has examined this Certification and to the best of its knowledge and belief it is true, correct, and complete.

Dated:    ______________, 2014

,
a

By:
Name:
Its:

EXHIBIT 5.3(xii)

NOTICE TO TENANTS

, 2014

Attention:

Re:

Dear Sir/Madam:

Please be advised that today,                              conveyed the                          and assigned your lease to                         . Your security deposit, if any, transferred to the new owner.

All amounts due prior to the conveyance remain payable to                         . Beginning with your next payment, your rent should be sent to                                  at                                 . For further information contact                      at                 .

Sincerely

By:
Name:
Its: